[EXHIBIT 3.1]
                          ARTICLES OF AMENDMENT
                                   TO
                       ARTICLES OF INCORPORATION
                                   OF
                       GALA HOSPITALITY CORPORATION

	On August 26, 2002, the Board of Directors of Gala Hospitality Corporation passed a resolution, wherein it recommended to the Shareholders of the Corporation that Article I of the Articles of Incorporation be amended, and thereafter the Shareholders, on August 26, 2002, approved said Amendment. The Corporation is filing these articles of amendment of incorporation pursuant to F.S. 607.1006.

1.	The name of the corporation is Gala Hospitality Corporation

2.	Article I of the Articles of Incorporation of Gala
        Hospitality Corporation was amended as follows:

                     Article I       Name

               The name of this corporation is:

                       Gala Holding Corp.

3.	The foregoing amendment to the articles of incorporation
        was duly adopted by the SHAREHOLDERS on August 26, 2002 and the number of votes cast for the amendment was sufficient for approval.

	IN WITNESS WHEREOF, the undersigned President of this corporation has executed these articles of amendment on August 26, 2002.


                                        /s/Michael Heilman


					Michael Heilman, President